SETTLEMENT AGREEMENT

This Settlement Agreement (this “Agreement”) is made and entered into as of August 10, 2010, by and among Forward Industries, Inc. (the “Company” or “FORD”) and the entities and natural persons listed on Exhibit A hereto (collectively, the “LaGrange Group”) (each of the Company and the LaGrange Group, a “Party” to this Agreement, and collectively, the “Parties”).

RECITALS:

WHEREAS, the Company and the LaGrange Group have engaged in various discussions and communications during the past several weeks concerning, among other things, (i) the Company’s business, financial performance and strategic plans and (ii) the LaGrange Group’s strategic plans for operating the Company under new leadership.

WHEREAS, the LaGrange Group has filed preliminary consent materials with the Securities & Exchange Commission (the “SEC”) seeking to request that the Company call a special meeting of the Company’s shareholders for the purpose of, among other things, to remove all members of the current Board of Directors of the Company (the “Board”);

WHEREAS, the Company and the members of the LaGrange Group have determined that the interests of the Company and its shareholders would be best served at this time by, among other things, (i) avoiding a Board contest at a special meeting or the 2010 annual meeting (the “2010 Annual Meeting”) and the expense and disruption that may result therefrom and (ii) making certain changes to the composition of the Company’s Board and management team and to come to an agreement with respect to these and certain matters related to the 2010 Annual Meeting and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.          Board Matters; Board Appointments; 2010 Annual Meeting; Committee Appointments; Resignation of President, Chief Executive Officer and Chairman; Appointment of new Chief Executive Officer; Repeal Bylaw Amendments; Termination of Rights Agreement.

(a)       Upon execution of this Agreement, the Company hereby confirms that three current members of the Board, Douglas W. Sabra, Michael Schiffman and Bruce Galloway, have resigned as members of the Board and agrees it shall take all necessary actions to appoint Frank LaGrange Johnson, Stephen L. Key and Owen P.J. King (the “New Appointees”) to fill the ensuing vacancies.

(b)       Upon execution of this Agreement, the LaGrange Group hereby withdraws its preliminary consent materials filed with the SEC in connection with seeking to call a special meeting of the Company’s shareholders.

(c)       The Company hereby confirms that effective as of the execution of this Agreement Douglas W. Sabra has resigned as President, Chief Executive Officer and Chairman of the Board of the Company. Upon execution of this Agreement, in accordance with the Company’s Amended and Restated Bylaws, the Company shall take all action necessary in furtherance of the appointment of Mr. Johnson as the new Chairman of the Board.

(d)       Upon execution of this Agreement, in accordance with the Company’s Amended and Restated Bylaws, the Company shall take all action necessary in furtherance of the appointment of Brett M. Johnson as the Company’s President and Chief Executive Officer on an at-will basis and with the same base compensation and benefits as the Company’s previous President and Chief Executive Officer pending the negotiation of a long-term employment agreement by the Company’s Compensation Committee.

(e)       The Company agrees that prior to the time that it mails its definitive proxy statement for the 2010 Annual Meeting it shall take all necessary actions to nominate the New Appointees for election to the Board at the 2010 Annual Meeting.  The Company further agrees it shall take no action to increase the size of the Board above six (6) members prior to the final certification of the results of the 2010 Annual Meeting unless such increase is approved by a majority of the Board.

(f)        The Company agrees that it will recommend, support and solicit proxies for the election of the New Appointees in the same manner as for the Company’s other 2010 Nominees up for election at the 2010 Annual Meeting.  The LaGrange Group agrees that it will vote all of its shares of Company stock in favor of, and otherwise support, the election of John F. Chiste, Fred Hamilton and Louis Lipschitz (collectively, the “Continuing Directors”) at the 2010 Annual Meeting.

(g)        At the first meeting of the Board following the execution of this Agreement, the Company shall cause (i) the appointment of the New Appointees to the committees of the Board such that the New Appointees have at least an equal number of members as the Continuing Directors on each committee and (ii) the appointment of Owen P.J. King as Chairman of the Nominating and Governance Committee.  For any committee of the Board which is created after the date of this Agreement, the Company agrees that the New Appointees shall have at least an equal number of members as the Continuing Directors on any such newly established committee.

(h)       If any New Appointee leaves the Board (whether by resignation or otherwise) before the conclusion of the 2011 annual meeting (the “2011 Annual Meeting”), the LaGrange Group will be entitled to recommend to the Board’s Nominating and Governance Committee replacement director(s) (each of whom will be deemed a New Appointee for purposes of this Agreement) who will qualify as “independent” pursuant to NASDAQ listing standards. The Board’s Nominating and Governance Committee will not unreasonably withhold acceptance of any replacement director(s) recommended by the LaGrange Group. In the event the Nominating and Governance Committee does not accept a replacement director(s) recommended by the LaGrange Group, the LaGrange Group will have the right to recommend additional replacement director(s) for consideration by the Nominating and Governance Committee. The Company will cause the Board to appoint such replacement director(s) to the Board no later than five (5) business days after the Nominating and Governance Committee’s recommendation of such replacement director(s).

(i)          If any Continuing Director leaves the Board (whether by resignation or otherwise) before the conclusion of the 2011 Annual Meeting, the remaining Continuing Director(s) will be entitled to recommend to the Board’s Nominating and Governance Committee replacement director(s) (each of whom will be deemed a Continuing Director for purposes of this Agreement) who will qualify as “independent” pursuant to NASDAQ listing standards. The Board’s Nominating and Governance Committee will not unreasonably withhold acceptance of any replacement director(s) recommended by the aforementioned remaining Continuing Directors. In the event the Nominating and Governance Committee does not accept a replacement director(s) recommended by the remaining Continuing Directors, the remaining Continuing Directors will have the right to recommend additional replacement director(s) for consideration by the Nominating and Governance Committee. The Company will cause the Board to appoint such replacement director(s) to the Board no later than five (5) business days after the Nominating and Governance Committee’s recommendation of such replacement director(s).

(j)         The LaGrange Group agrees that before the date that is fourteen (14) days prior to the last date on which a shareholder of the Company may nominate, in accordance with the applicable procedures set forth in the Company's Bylaws, a person for election as a member of the Board at the 2011 Annual Meeting, it shall not take any action in furtherance of seeking (i) additional Board representation other than as provided herein or (ii) to call a special meeting of the Company’s shareholders for any purpose.  The LaGrange Group shall not enter into any agreement, understanding or arrangement with the purpose or effect to cause or further any of the foregoing or otherwise engage in any activities with the purpose or effect to cause or further any of the foregoing.

(k)        Upon execution of this Agreement, the Company hereby agrees it shall take all necessary actions to (i) repeal any provision of the Amended and Restated Bylaws of FORD (“the Bylaws”) in effect as of the date hereof that was not included in the Bylaws that became effective on February 13, 2008 and were filed with the Securities and Exchange Commission on December 5, 2007 and (ii) terminate that certain Shareholder Protection Rights Agreement, dated as of June 9, 2010, by and between the Company and American Stock Transfer & Trust Company LLC, as Rights Agent.

(l)         Upon execution of this Agreement, the Company shall have entered into (i) the Severance and Release Agreement with Douglas W. Sabra in the form attached hereto as Exhibit B, (ii) the Retention Agreement with James O. McKenna III in the form attached hereto as Exhibit C and (iii) the Employment Agreement with James O. McKenna III in the form attached hereto as Exhibit D.

2.          Representations and Warranties of the Company.

The Company represents and warrants to the LaGrange Group that (a) the Company has the corporate power and authority to execute the Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles and (c) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or trigger a change in control under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound, other than any agreement relating to the employment by the Company of Mr. Sabra as its President and Chief Executive Officer.

3.           Representations and Warranties of the LaGrange Group.

The LaGrange Group shall cause its Affiliates to comply with the terms of this Agreement.  Each member of the LaGrange Group represents and warrants to the Company that (a) this Agreement has been duly authorized, executed and delivered by each member of the LaGrange Group, and is a valid and binding obligation of each member of the LaGrange Group, enforceable against each member of the LaGrange Group in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (b) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of any member of the LaGrange Group as currently in effect and (c) the execution, delivery and performance of this Agreement by each member of the LaGrange Group does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound.

4.           Press Release.

Promptly following the execution of this Agreement, the Company and the LaGrange Group shall jointly issue a mutually agreeable press release (the “Mutual Press Release”) announcing the terms of this Agreement, in the form attached hereto as Exhibit E.  Prior to the issuance of the Mutual Press Release, neither the Company nor the LaGrange Group shall issue any press release or public announcement regarding this Agreement without the prior written consent of the other party.

5.           Specific Performance.

Each of the members of the LaGrange Group, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable in damages.  It is accordingly agreed that the members of the LaGrange Group or any of them, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity.

6.           Expenses.

The Company shall reimburse the LaGrange Group for its reasonable, documented out-of-pocket fees and expenses (including legal expenses) incurred in connection with the matters related to its consent solicitation, its Schedule 13D position and related filings and the negotiation and execution of this Agreement, provided that such reimbursement shall not exceed $150,000 in the aggregate.

7.           Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that the parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

8.           Notices.

Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Forward Industries, Inc.

1801 Green Road, Suite E

Pompano Beach, FL  30064

Attention:   Chairman, Nominating and Governance
                                                      Committee of the Board of Directors

Facsimile:  (954) 360-6409

With a copy to:

Duane Morris LLP

30 South 17th Street

Philadelphia, PA  19103

Attention:  Richard A. Silfen, Esquire

Facsimile:  215-689-4385

If to the LaGrange Group or any member of the LaGrange Group:

            LaGrange Capital Partners, L.P.

            570 Lexington Avenue, 27th Floor

            New York, New York 10022

            Attention: Frank LaGrange Johnson

            Telephone:
                                    Facsimile:

With a copy to:

Olshan Grundman Frome Rosenzweig & Wolosky LLP

Park Avenue Tower

65 East 55th Street

New York, New York 10022

Attention: Steven Wolosky, Esq.

Facsimile: (212) 451-2222

9.          Applicable Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without reference to the conflict of laws principles thereof. Each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the New York courts and any state appellate court therefrom within the State of New York.  Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable legal requirements, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

10.        Counterparts.  This Agreement may be executed in one or more counterparts which together shall constitute a single agreement.

11.        Entire Agreement; Amendment and Waiver; Successors and Assigns.

This Agreement contains the entire understanding of the parties hereto with respect to its subject matter.  There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the parties other than those expressly set forth herein.  No modifications of this Agreement can be made except in writing signed by an authorized representative of each the Company and the LaGrange Group. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.  The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors, heirs, executors, legal representatives, and permitted assigns. No party shall assign this Agreement or any rights or obligations hereunder without, with respect to any member of the LaGrange Group, the prior written consent of the Company, and with respect to the Company, the prior written consent of the LaGrange Group.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date hereof.

FORWARD INDUSTRIES, INC.

By: /s/ Fred Hamilton
Name: Fred Hamilton
Title: Director, duly authorized by the Board

THE LAGRANGE GROUP:

LaGrange Capital Partners, L.P.

By:	LaGrange Capital Management, L.L.C. its General Partner
By:	/s/ Frank LaGrange Johnson
Frank LaGrange Johnson, its sole Member

LaGrange Capital Management, L.L.C.

By:	/s/ Frank LaGrange Johnson
Frank LaGrange Johnson, its sole Member

LaGrange Capital Partners Offshore Fund, Ltd.

By:	LaGrange Capital Administration, L.L.C. its Investment Manager

By:	/s/ Frank LaGrange Johnson
Frank LaGrange Johnson, its Managing Member

LaGrange Special Situations Yield Master Fund, Ltd.

By:	LaGrange Capital Administration, L.L.C. its Investment Manager
By:	/s/ Frank LaGrange Johnson
Frank LaGrange Johnson, its Managing Member

LaGrange Capital Administration, L.L.C.

By:	/s/ Frank LaGrange Johnson
Frank LaGrange Johnson, its Managing Member

/s/ Frank LaGrange Johnson
FRANK LAGRANGE JOHNSON

SCHEDULE A

The LaGrange Group

LAGRANGE CAPITAL PARTNERS, L.P.

LAGRANGE CAPITAL PARTNERS OFFSHORE FUND, LTD.

LAGRANGE SPECIAL SITUATIONS YIELD MASTER FUND, LTD.

LAGRANGE CAPITAL MANAGEMENT, L.L.C.

LAGRANGE CAPITAL ADMINISTRATION, L.L.C.

FRANK LAGRANGE JOHNSON

EXHIBIT B

SEVERANCE AND RELEASE AGREEMENT
WITH DOUGLAS W. SABRA

SEVERANCE AND RELEASE AGREEMENT

            This Severance and Release Agreement (this “Agreement”) is entered into as of this 10th day of August 2010 (“Effective Date”),  by and between Douglas W. Sabra, residing at 7441 Brunswick Circle, Boynton Beach, Florida 33472 ("Executive" or “you”), and Forward Industries, Inc., a New York corporation (“Forward”), having its principal offices at 1801 Green Road, Suite E, Pompano Beach, Florida 33064 (Forward, together with its wholly-owned subsidiaries Forward Innovations, Koszegi Industries, Inc., and Koszegi, Asia, Ltd., are referred to herein as the "Company").

RECITALS:

Executive has been continuously employed by the Company as an executive since May 2000;

Executive has served as director of Forward since 2006;

Executive has been party to employment agreements with Company whereby he has been employed as its Chief Financial Officer commencing January 2001; as such agreement was amended and restated in September 2003, and again in December 2005. Executive was then appointed Company’s President and Chief Executive Officer and entered into a new employment agreement with Company effective January 2008 which was extended and restated on August 12, 2008 and extended again without further modification effective January 2010 (the agreement dated as of August 12, 2008, is referred to herein as the “Prior Agreement”);

In such executive capacities Executive has had access to confidential and valuable non-public information relating to the Company’s customer lists, supplier lists, sourcing and pricing know-how, other non-public, proprietary information relating to product pricing, product proposals, product design proposals, product sourcing information, and other information relating to the Company Business (as defined herein);

The Company and Executive have mutually agreed that Executive will terminate his employment with the Company in the capacities under the Prior Agreement and as a Director of the Company as of the Effective Date, and the Company has agreed to the payment, confirmation of benefits, and grant of the Executive Release (as defined herein) set forth below in paragraphs enumerated as 1, 3 and 4, respectively, hereof in consideration of the Release and covenants in this Agreement; and

This Agreement will govern all aspects of the termination and severance arrangements between Executive and the Company arising out of or relating to the Prior Agreement and, as hereinafter set forth, shall supersede any provisions thereof that are inconsistent with this Agreement, the inconsistent terms of the Prior Agreement being null and void:

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In consideration of the foregoing, and in consideration of the obligations undertaken and benefits received pursuant to the Prior Agreement, the parties hereto agree as follows:

1.  Consideration.  In consideration of Executive’s execution and performance of this Agreement, the Company agrees to (i) pay Executive $500,000.00 (five hundred thousand US Dollars) less applicable withholding and payroll taxes; of which half ($250,000.00) shall be paid on the Effective Date  and the remaining half ($250,000.00) shall be paid in 12 equal monthly installments of approximately $20,833.33 each commencing on September 1, 2010 and continuing on the first business day of each month through August 1, 2011, (ii) immediately vest and eliminate all restrictions on 26,666 shares of restricted Common Stock previously granted to Executive under Company’s Equity Incentive Plan, (iii) immediately vest the option to purchase 10,000 shares of Common Stock at $2.02 per share, previously granted to Executive under the Company’s Equity Incentive Plan, with the right to immediately exercise such option  in accordance with the stock option award agreement and (iv) grant the Executive Release.  Capitalized terms used in the Prior Agreement that are not otherwise defined herein shall have the meanings ascribed to such terms when used in this Agreement.  The parties hereto confirm the survival of Sections 9, 10, 11, and 12 of the Prior Agreement.

2.  Release.  This release of claims (the “Release”) set forth in this Agreement is entered into by you as a condition precedent to receiving the severance and severance related benefits herein.  In exchange for the receipt of the severance and severance-related benefits, you for yourself, your heirs and assigns and anyone else acting on your behalf, hereby voluntarily, knowingly and irrevocably and forever discharge the Company, including without limitation each of its subsidiaries, and their respective successors, as well as their respective present, former, and future officers, directors, shareholders, employees, and agents, in both their individual and representative capacities, and each of their heirs and assigns (the “Releasees”) from all actions, claims, demands, causes of actions, obligations, damages, liabilities, expenses and controversies of any nature whatsoever, whether known or not now known or suspected, which you had, have or may have against the Releasees from the beginning of time up to and including the date you sign this Release (the “Waived Claims”). The Waived Claims that you forever and irrevocably give up and release when the Release becomes effective on the Effective Date include, but are not limited to, all claims related to (i) your employment at the Company, including without limitation its subsidiaries, or the termination of your employment, (ii) statements, acts or omissions by the Releasees, (iii) any express or implied agreement between you and the Releasees, (iv) wrongful discharge, defamation, slander, breach of express or implied contract, negligent and/or intentional misrepresentation or infliction of emotional distress, breach of an implied covenant of good faith and fair dealing, claims of intentional or negligent interference with economic, employment, or contractual rights or promissory estoppel, (v) any federal, state, or local law or regulation prohibiting discrimination in employment or otherwise regulating employment, including but not limited to, the Age Discrimination in Employment Act of 1967, as amended (ADEA), the Older Worker Benefit Protections Act, the Equal Pay Act of 1963, Title VII of the Civil Rights Acts of 1964, as amended, the Civil Rights Act of 1991, the Family Medical Leave Act of 1993 (FMLA), the Americans with Disabilities Act of 1990 (ADA), the Worker Adjustment and Retraining Notification Act, the Fair Labor Standards Act of 1938, as amended, the Employee Retirement Income Security Act of 1974 (ERISA), as amended, 42 U.S.C. Sections 1981 through 1988, the Consolidated Omnibus Reconciliation Act of 1986 (COBRA) the New York State Human Rights Law and the New York City Human Rights Act, (vi) any claim for wages, commissions, bonuses, incentive compensation, vacation pay, employee benefits (except as set forth in paragraph 3 of this Agreement), expenses or allowances of any kind, or any other payment or compensation, according to the terms of each of those plans. You are not waiving any claims with respect to your rights to enforce this Agreement. You are not waiving or releasing any rights or claims that may arise after the date that you sign this Agreement.

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3.  Termination and Severance Benefits. The Release does not affect your vested rights and eligibility for benefits under the Company 401(k) Plan, or any other employee benefit plan covered by ERISA (other than a severance plan). Eligibility for benefits under these plans is determined by the applicable plan documents.  The Release does not affect your right to reimbursement of expenses incurred but not reimbursed prior to the date you sign this Agreement, subject to the Company’s expense reimbursement policies.  In addition, this Agreement does not affect your right to post-retirement medical coverage as applicable.  In particular, this Agreement and the Release shall not affect your right to the payment provided in paragraph 1 of this Agreement.

4.  Release.  This release of claims (the “Executive Release”) set forth in this Agreement is entered into by the Company in consideration of Executive entering into and performing this Agreement.  In exchange for Executive’s performance of the terms of this Agreement and grant of the Release, Company, for itself, its subsidiaries, and their respective successors and assigns, subject to the last sentence of the first paragraph of paragraph 1 hereof and the accuracy of the representations set forth in paragraph 6 hereof, hereby voluntarily, knowingly and irrevocably and forever discharges Executive from all actions, claims, demands, causes of actions, obligations, damages, liabilities, expenses and controversies of any nature whatsoever, whether known or not now known or suspected, which it had, have or may have against the Executive in his capacity as executive officer from the beginning of time up to and including the Effective Date of this Agreement (the “Executive Waived Claims”). The Executive Waived Claims that the Company and its subsidiaries forever and irrevocably give up and release when the Executive Release becomes effective on the Effective Date include, but are not limited to, all claims related to (i) Executive’s employment at the Company, including without limitation its subsidiaries, or the termination of said employment, (ii) statements, acts or omissions by Executive, (iii) any express or implied agreement between the Company, including without limitation, its subsidiaries and you, other than agreements that by their terms survive the Prior Agreement, and (iv) defamation, slander, breach of express or implied contract, negligent and/or intentional misrepresentation or infliction of emotional distress, breach of an implied covenant of good faith and fair dealing. By entering into this Agreement or granting this Executive Release neither Company nor any subsidiary hereby waives any claim with respect to its rights to enforce this Agreement. Neither the Company nor any subsidiary waives or releases any rights or claims that may arise after the date that it executes this Agreement.

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5.  No suit. You represent and warrant that as of the date you enter into this Agreement, you nor anyone acting on your behalf has made or filed, commenced, maintained, prosecuted or participated in any action, suit, charge, grievance, complaint or proceeding of any kind against the Company, any subsidiary thereof, and/or Releasees in any federal, state or local court, agency or investigative body.  You acknowledge that based on the foregoing, you hereby waive all relief available to you, including, without limitation, monetary damages, attorney’s fees and costs, equitable relief and reinstatement, under any claims released pursuant to paragraph 2 above.

6.  Representations. You acknowledge and agree that:

(a)	You have read and fully understand the legal effect and binding nature of the promises and obligations contained in this Agreement;
(b)	You are signing this Agreement freely and voluntarily;
(c)	You have been advised to consult with legal counsel, at your own expense, before signing this Agreement;
(d)

You are receiving benefits as a condition to signing this Agreement and this Agreement becoming effective on the Effective Date that you would not otherwise be entitled to receive but for this Agreement so becoming effective;

(e)

You have not, during the term of your employment under the Prior Agreement or thereafter performed any act, or directed any other person or entity to perform any act on your or their behalf, the intended or proximate result of which would constitute a violation of the terms referred to or set forth in paragraph 7 of this Agreement, nor are there any agreements, arrangements, or understandings, written or oral, that would, if performed or acted upon, constitute such a violation.

(f)	There are no promises or representations that have been made to you to sign this Agreement except those that are included in this Agreement;
(g)

You will have had a period of five (5) days from the date of receipt of this Agreement to consider it. Please indicate your acceptance by signing the agreement and sending it via overnight mail or hand delivery to:

James O. McKenna

c/o Forward Industries, Inc.

1801 Green Road, Suite E,

Pompano Beach, FL 33064

With a copy to:

Chairman of the Compensation Committee

c/o Forward Industries, Inc.

1801 Green Road, Suite E,

Pompano Beach, FL 33064

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7.  Covenants Under Prior Agreement.  You further acknowledge and agree that the Confidentiality, Non-Compete, Non-Solicitation, Separability, and Specific Performance provisions in Sections 9, 10, and 11, of the Prior Agreement are hereby reaffirmed and shall survive the termination of your employment for whatever reason, and continue as set forth in the Prior Agreement.

8.  Non-Disparagement.  You agree that you will not make disparaging remarks about Company, any of its subsidiaries, or their current and future officers, or directors in their individual and representative capacities, or the Company Business. Company and its subsidiaries will not, and they shall cause their respective current and future officers and directors not to, make disparaging remarks about you.  None of the parties to this Agreement will issue or cooperate with issuance of any article, memorandum, release, interview, publicity, or statement, whether oral or written of any kind, to the public, the press or the media, which in any way concerns in a disparaging, offensive, or prejudicial manner the other party, including any accusation of impropriety or unlawful conduct made directly or by authorizing others to make such accusations. “Disparaging remarks” when used in this Agreement shall mean the publication of matter that is untrue or adversely affects the subject’s reputation, image or good will, or is designed to induce others not to do business with you, Company, or any of its subsidiaries, as the case may be. This paragraph will not be construed to prevent you from complying with any lawfully served and binding subpoena, provided however, that you forward a copy of said subpoena(s) to the Company within seventy-two (72) hours of receipt of the same, unless expressly prohibited by law from doing so.

9.  Equitable Relief.  You agree that the violation of the obligations in paragraphs 7 and 8 would be a material breach of this Agreement, and the Company shall have no adequate remedy at law and will be able to enforce these obligations by seeking an injunction, including without limitation an ex parte preliminary and/or temporary restraining order, and such other relief as may be deemed just and proper, including monetary damages.

10.  Cooperation.  You agree that you will cooperate with the Company, including without limitation its subsidiaries, and each of their respective attorneys or other legal representatives (“Company attorneys”) in connection with any claim, litigation, or judicial or arbitral proceeding which is now pending or may hereinafter be brought against the Company, including without limitation, any of its subsidiaries by any third party. Your duty of cooperation shall include, but not be limited to (i) meeting with  Company attorneys by telephone or in person, at mutually convenient times and places, in order to state truthfully your knowledge of matters at issue and recollection of events; (ii) appearance by you (that does not conflict with the reasonable needs or requirements of your then current employer or occupation) as a witness at depositions or trials, without necessity of a subpoena, in order to state truthfully your knowledge of matters at issues; and (iii) signing, upon the request of Company attorneys, declaration or affidavits that truthfully state matters of which you have knowledge.  The Company shall promptly reimburse you for your actual and reasonable travel or other expenses that you may incur in complying with your obligations pursuant to this paragraph.

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11.  Law Governing.  This Agreement shall be deemed to have been made within the State of New York, and shall be interpreted and construed and enforced in accordance with the law of the State of New York and before the courts of the State of New York.  This Agreement is not an admission of any liability or wrongdoing by you, the Company and/or any Releasee.

12.  Return of Property.  You acknowledge that by executing this Agreement that you have returned to the Company all property and all copies of Confidential Information belonging or pertaining to, or arising out of your employment by, the Company or any of its subsidiaries, as defined in Section 9(a) of the Prior Agreement, in your custody or possession.

13.  No Reinstatement.  By  entering into this Agreement, you acknowledge that you (i)  waive any claim to reinstatement and/or future employment with the Company and (ii)  are not and shall not be entitled to any payments, benefits or other obligations from the Company or any subsidiary thereof whatsoever (except as expressly set forth herein).

Your signature below acknowledges that you knowingly and voluntarily agree to all of the terms and conditions contained in this Agreement.

            Agreed to and Accepted this 10th day of August, 2010

Douglas W. Sabra

FORWARD INDUSTRIES, INC.

(on its own behalf and behalf of each

subsidiary thereof)

By: Fred Hamilton

By direction of the Board of Directors

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EXHIBIT C

RETENTION AGREEMENT
WITH JAMES O. MCKENNA III

RETENTION AGREEMENT

            This Retention Agreement (this “Agreement”) is entered into as of this 10th day of August 2010 (“Effective Date”),  by and between James O. McKenna III, residing at 951 Mill Creek Drive, Palm Beach Gardens, Florida 33410 ("Executive" or “you”), and Forward Industries, Inc., a New York corporation (“Forward”) having its principal offices at 1801 Green Road, Suite E, Pompano Beach, Florida 33064 (Forward, together with its wholly-owned subsidiaries Forward Innovations, Koszegi Industries, Inc., and Koszegi, Asia, Ltd., are referred to herein as the "Company").

RECITALS:

Executive has been continuously employed as an executive of the Company since December 2003;

Executive is party to an employment agreement with Company effective August XX, 2010 (the “Employment Agreement”) whereby he is employed as its Chief Financial Officer; Capitalized terms defined in the Employment Agreement that are not otherwise defined herein shall have the meanings ascribed to such terms when used in this Agreement;

Provided that Executive performs his duties under the Employment Agreement in the capacities stipulated therein until at least March 1, 2011 (the “Payment Date”), the Company and Executive agree that Executive will be entitled to receive a retention bonus of $175,000.00;

In consideration of the foregoing, and in consideration of the obligations undertaken and benefits received and to be received herein and pursuant to the Employment Agreement, the parties hereto agree as follows:

1.  Retention Payment.  In consideration for Executive to continue his employment until the Payment Date, or such later date as Executive and the Company shall agree, and otherwise to execute and perform this Agreement and the Employment Agreement, the Company agrees to pay Executive $175,000.00 (one hundred seventy five thousand US Dollars) less applicable withholding and payroll taxes, on March 2, 2011 (the “Retention Payment”).

2.  Termination Prior to Payment Date.  In the event that, prior to the Payment Date, Executive’s employment is terminated by the Executive for good reason (as such term is defined in the Employment Agreement) under Section 5 of the Employment Agreement, subject to the terms thereof, Executive shall be entitled to the Retention Payment upon the effective date of termination.  In addition, upon any such termination Executive shall be entitled to such other benefits and consideration as is provided under Section 5 of the Employment Agreement.

3.  Covenants Under Employment Agreement.  Executive further acknowledges and agrees that the Retention Payment is made in consideration of Executive’s performance under the Employment Agreement, including the Confidentiality, Non-Compete, Non-Solicitation, Separability, and Specific Performance provisions in Sections 8, 9, and 10 thereof.

4.  Law Governing.  This Agreement shall be deemed to have been made within the State of New York, and shall be interpreted and construed and enforced in accordance with the law of the State of New York and before the courts of the State of New York.  This Agreement is not an admission of any liability or wrongdoing by you, the Company and/or any Releasee.

Your signature below acknowledges that you knowingly and voluntarily agree to all of the terms and conditions contained in this Agreement.

            Agreed to and Accepted this 10th day of August, 2010

James O. McKenna III

FORWARD INDUSTRIES, INC.

(on its own behalf and behalf of each

subsidiary thereof)

By Fred Hamilton

Director, duly authorized by the Board

EXHIBIT D

EMPLOYMENT AGREEMENT
WITH JAMES O. MCKENNA III

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”), dated as of the 10th day of August, 2010, between Forward Industries, Inc., a New York corporation having its principal offices at 1801 Green Road, Suite E, Pompano Beach, Florida 33064 (the “Company”), and James O. McKenna, residing at 951 Mill Creek Drive, Palm Beach Gardens, FL 33410 (“Executive”).

W I T N E S S E T H:

WHEREAS, Executive is party to an employment agreement with the Company dated as of August 12, 2008 (the “Prior Agreement”), and the Company wishes to secure the services of Executive upon the terms and conditions of employment as set forth in this Agreement, with effect from the Effective Date (as such term is hereinafter defined), the Prior Agreement thereupon becoming of no further force or effect;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt of which the parties hereby acknowledge, the parties agree as follows:

1.         EMPLOYMENT TERM; PRIOR AGREEMENT

Unless earlier terminated in accordance with the terms of this Agreement, the term of employment hereunder (the “Term”) shall commence on the Effective Date and expire December 31, 2011.  The Effective Date shall mean the date on which the Company, or the Special Committee of the Board of Directors of the Company on behalf of the Company, and LaGrange Capital Partners L.P. enter into a definitive and binding settlement agreement relating to management of the Company and certain other matters.  Upon the Effective Date, this Agreement shall become effective and the Prior Agreement shall be null and void and of no further force or effect whatsoever.  Upon expiration of the Term, this Agreement shall be automatically renewed for successive terms of one year each; provided, however, that if either party provides written notice to the other party of its or his determination not to so renew not later than 90 (ninety) days prior to the expiration of the Term, or any renewal thereof, as the case may be, this Agreement and Executive’s employment shall terminate at the end of the Term or such renewal term, as the case may be.  In the event that the Company is the party giving notice of non-renewal, this shall be treated as a termination without Cause and governed by the terms of Section 5.

2          EMPLOYMENT DUTIES AND SERVICES

(a)        On the terms and conditions herein set forth, the Company hereby employs Executive as its chief financial officer and treasurer for the term of this Agreement and any renewal(s) thereof, and Executive hereby accepts such employment.  Executive shall perform such duties and responsibilities of a chief financial officer nature for the Company as shall be consistent with the provisions of the Company’s By-laws in effect from time to time and as are customary for a chief financial officer of corporations of similar size and business as the Company, subject to the direction of the Company’s President (chief executive officer), or in his absence, the Board of Directors of the Company (the “Board”).  Executive shall serve the Company faithfully and to the best of his ability and shall devote his full business time and attention to the business and affairs of the Company, subject to reasonable absences for vacation and illness in accordance with Company policies.  Executive shall not engage, directly or indirectly, in any other business or occupation during the Term.

(b)        Nothing in this Agreement shall preclude the Executive from (i) engaging in personal investment activities for himself and his family, (ii) accepting directorships unrelated to the Company, subject to the prior, written approval of the Compensation Committee of the Board (“Compensation Committee”), (iii) engaging in charitable and civic activities, and (iv) engaging in such other limited activities on behalf of family interests as may be approved by the Nominating and Governance Committee of the Board, so long as any one or more such outside interests set forth in clauses (i), (ii), (iii), and (iv) hereof do not interfere with or affect the performance of his duties or responsibilities hereunder.

(c)        Unless otherwise agreed in writing by the Company and Executive, the performance of Executive’s services during the term of this Agreement shall be rendered at the principal executive offices of the Company, subject to such travel in furtherance of Executive’s performance of his duties hereunder as the business of the Company may require.

 3.         COMPENSATION AND EXPENSE REIMBURSEMENT

(a)        Salary.  Executive shall be entitled to receive for all services rendered by Executive in any and all capacities in connection with his employment hereunder a salary (as it may be adjusted, “Salary”) of $175,000 per annum, payable in equal installments in accordance with the prevailing practices of the Company (but not less frequently than monthly).

(b)        Bonus; Calculation and Payment.  The Executive shall be eligible to receive a (“Bonus”) with respect to each full fiscal year or part thereof (except to the extent expressly provided in Section 3(b), 4, 5, or 6(b) hereof) in respect of his employment hereunder, as set forth in this Section 3.  The amount of Bonus, if any, that Executive may earn in any fiscal year during the Term hereof pursuant to this Section 3(b) shall be based on the terms of the bonus plan that the Company adopts, with approval by the Compensation Committee of the Board of Directors (the “Compensation Committee”), from year to year. The Executive’s participation in such bonus plan shall be at a level commensurate with the Executive’s current position or any more senior position(s) to which Executive may be appointed.

Bonus compensation, if any, payable pursuant to Section 3(b) shall be payable to Executive no later than the tenth (10th) business day after the date on which the Company’s audited financial statements relating to the fiscal year in respect of which such Bonus compensation is payable are first filed with the Securities and Exchange Commission (the “Commission’) pursuant to Section 13 or 15(d) under the Securities Exchange Act of 1934 (“Exchange Act”). If Executive is otherwise entitled to payment of a Bonus pursuant to this Section 3(b) and the terms of this Agreement but has not served as an employee for the full fiscal year in respect of which such Bonus is payable, Executive, or his estate, shall be entitled to payment, at the time specified in the next preceding sentence, of a ratable portion of such Bonus to which he or his estate is entitled, based on the ratio that the actual number of days in such fiscal year during which he served as an Employee pursuant to this Agreement and is so entitled bears to 365; provided, however, that no Bonus (pro-rated or otherwise) shall be payable in respect of a fiscal year during which Executive is employed hereunder solely for the first fiscal quarter thereof because of expiration of the Term, or any renewal thereof as a result of notice of non-renewal furnished pursuant to Section 1; and provided, further, that if Executive’s employment was terminated as a result of notice pursuant to Section 4, Termination for Cause, he shall not be entitled to any Bonus compensation in respect of the fiscal year during which such notice of termination was given or during which such termination becomes effective.

(c)        Expenses.  Executive will be reimbursed for all reasonable and necessary expenses incurred by Executive in carrying out the duties contemplated under this Agreement, in accordance with Company practices and procedures in effect from time to time, as such practices may be changed from time to time by the Board.  Executive shall be reimbursed for the expense of operating an automobile (maintenance, gas, tolls and insurance only) for Executive’s use in connection with the discharge of his duties under this Agreement, the maximum amount of which reimbursement shall be determined by the Compensation Committee and shall be includible in Executive’s W-2 statements and be subject to applicable income tax withholding regulations.

 (d)       Benefits.  Executive shall be entitled to participate in all group health and other insurance programs and all other fringe benefit (including vacation) and retirement plans (including any 401(k) plan) or other compensatory plans that the Company may hereafter elect to make available to its executives generally on terms no less favorable than those provided to other executives generally, provided Executive meets the qualifications therefor.  The Company shall not be required to establish any such program or plan, except to the extent expressly set forth in this Section 4.

(e)        Withholding.  All payments required to be made by the Company hereunder to the Executive shall be subject to the withholding of such amounts relating to taxes and other governmental assessments as the Company may reasonably determine it should withhold pursuant to any applicable law, rule or regulation.

(f)         IRC§409A.      Executive and the Company agree that the provisions of this Agreement shall be construed and implemented, and any deferrals and elections shall be made, in order to comply with Internal Revenue Code Section 409A, as it may be amended, and the rules and regulations issued thereunder from time to time.

4.         TERMINATION BY THE COMPANY FOR CAUSE

(a)        The Board of Directors may, by written notice given at any time during the Term, or any renewal thereof, terminate the employment of Executive for cause, the cause to be specified in reasonable detail in such notice.  For purposes of this Agreement, “cause” shall mean Executive’s:

            (i) willful misconduct in connection with the performance of any of his duties or services hereunder, including without limitation (1) misappropriation or improper diversion of funds, rights or property of the Company or any subsidiary of the Company ("Subsidiary"), or (2) securing or attempting to secure personally (including for the benefit of any family member, or person sharing the same household, or any entity (corporate, partnership, unincorporated association, proprietorship, limited liability company, trust, or otherwise) in which Executive has any economic or beneficial interest) any profit or benefit in connection with any transaction entered into on behalf of the Company or any Subsidiary unless the transaction benefiting the entity has been approved by the Board upon the basis of full disclosure of such benefit, or (3) material breach of any covenant contained in this Agreement or (4) any other action in violation of Executive's fiduciary duty owed to the Company or  Executive's acting in a manner adverse to the interests of the Company and for his own pecuniary benefit or that of a family member (or member of his household) or any entity (as described in clause (i)(2) of Section 4(a) above) in which he or any such person has an economic or beneficial interest; or (5) Executive's failure to cooperate, if requested by the Board, with any investigation or inquiry into his or the Company's business practices, whether internal or external;

            (ii) willful failure, neglect or refusal to perform his duties or services under this Agreement, which failure, neglect or refusal shall continue for a period of 30 days after written notice thereof shall have been given to the Executive by or on behalf of the Board ; and/or

            (iii) conviction of, or nolo contendere or guilty plea in connection with, a felony.

(b)        Termination for cause under clause (i) or (iii) of paragraph (a) of this Section 4 shall be effective immediately upon the giving of such notice; if notice of termination for cause relates to clause (ii) of paragraph (a) of this Section 4, termination shall be effective on the thirtieth (30th) day after the notice referred to in the first sentence of this Section 4 is given to Executive, unless the Executive shall have, prior to such thirtieth (30th) day, cured the alleged cause to the satisfaction of the Board, in which case the Board shall so notify Executive and such cause shall be deemed to no longer exist; provided, however, that if the Board concludes that Executive’s willful failure, neglect, or refusal to perform has resulted in material damage to the Company or its reputation that is not capable of being remedied, termination shall be effective immediately upon giving of notice.

For purposes of this Agreement, an act or failure to act on the Executive’s part shall be considered “willful” if it was done or omitted to be done by him not in good faith, and shall not include any act or failure to act resulting from any incapacity of the Executive.

(c)        Upon termination of employment by the Company for Cause, the Executive shall be entitled to receive, and his sole remedies under this Agreement shall be:

(i) any earned and unpaid Salary accrued through the date of termination for Cause, payable in a lump sum not later than 15 days following Executive’s termination of employment;

(ii) compensation for any unused personal holidays and unused vacation days accrued in the fiscal year in which termination occurs through the date of termination, payable as in clause (i) of this Section 4;

(iii) except for any Bonus compensation (for which Executive shall not be eligible), any unpaid benefits accrued through the day immediately prior to the date of termination that may be due the Executive under any employee benefit plans or programs of the Company, payable in accordance with the terms of such plans or programs, together with any documented, unreimbursed business expenses, payable in accordance with Company policies; and

(iv) any stock options, grants of Common Stock, restricted share grants or other benefits under any of the Company’s compensation plans that were vested as of 5:00 PM on the date immediately prior to the date of termination in accordance with the terms of such plans and any applicable plan agreements with Executive, provided, however, that any vested but unexercised stock options may not be exercised on or after the effective date of termination.

(d)        Termination of Executive’s employment under this Section 4 shall be in addition to and not exclusive of any other rights and remedies that the Company has or may have relating to Executive with respect to the facts and circumstances pertaining to such termination.

5.         TERMINATION BY EXECUTIVE FOR GOOD REASON OR TERMINATION WITHOUT CAUSE

(a)        In the event Executive terminates his employment under this Agreement for Good Reason (as hereinafter defined), or in the event Executive’s employment is terminated without Cause (for the avoidance of doubt, termination without cause shall include Company notice of non-renewal to be effective at the end of the employment term, or any renewal thereof), which termination shall be effective as of the date specified by the Company in written notice delivered to Executive not fewer than 15 days prior to the date of termination) other than due to death or Disability (as hereinafter defined), the Executive shall be entitled to receive, and his sole remedies under this Agreement shall be:

(i) any earned and unpaid Salary accrued through the date of termination, payable in a lump sum not later than 15 days following Executive’s termination of employment;

(ii) Salary, at the annualized rate in effect on the date of termination of Executive’s employment (or, in the event a reduction in Salary is a basis for termination for Good Reason, then the Salary in effect immediately prior to such reduction), equal to the amount of salary payable for a period of one year following such termination, payable in a lump sum not later than 15 days following termination of employment;

(iii) compensation for any unused personal holidays and unused vacation days accrued in the fiscal year in which termination occurs through the date of termination, payable as in clause (i) of this Section 6;

(iv) except in the case of the Company giving notice of non-renewal at the end of the Term (or any renewal thereof), the ratable amount of Bonus, if any, to which Executive would otherwise have been entitled in the current fiscal year but for termination under this Section, payable at the time specified in Section 3(b);

(v) any unpaid benefits accrued through the day immediately prior to the date of termination that may be due the Executive under any employee benefit plans or programs of the Company, payable in accordance with the terms of such plans or programs, together with any documented, unreimbursed business expenses, payable in accordance with Company policies; and

(vi) any stock options, grants of Common Stock, restricted share grants or other benefits under any of the Company’s compensation plans that were vested as of 5:00 PM on the date immediately prior to the date of termination, which may be exercised (in the case of options) or delivered (in the case of restricted stock) in accordance with the terms of such plans and any applicable plan agreements with Executive.

(b)        Termination by the Executive for Good Reason shall be effected by his giving prior written notice to the Company, in which case this Agreement shall terminate on the date specified in such notice; provided, however, that such notice shall specify (i) in reasonable detail the circumstances or event asserted as the basis for termination for Good Reason and (ii) a date of termination that shall be at least thirty (30) days after the date of delivery of such notice; and provided, further, that the Company shall have the right during such thirty (30) day period to remedy the circumstances or event giving rise to the notice of termination for Good Reason prior to the date specified in such notice, in which case no right of termination or other right shall exist under this Section.  .

(c)        For purposes of this Agreement, the term “Good Reason” shall mean:

(i) the assignment to Executive without his written consent of any duties or title inconsistent in any material respect with Executive’s position (including employment status, titles (including without limitation that of Chief Financial Officer) and reporting requirements), authority, duties or responsibilities as contemplated by Section 2 of this Agreement or any other action by the Company that results in a material diminishment in such positions, status, titles, authority, duties, or responsibilities, other than such assignment or other action that is remedied by the Company prior to the date of termination specified in the written notice from Executive:

(ii) a decrease in annual Salary rate or reduction in level of employee benefits that Executive currently receives or entitlement to Bonus (subject always to the discretion of the Compensation Committee to fix Target and define the formula under which Executive may be eligible to receive Bonus);

(iii) failure to accord Executive equal treatment in respect of responsibilities, reporting obligations and other matters reflected in clause (i) above, in respect of benefits generally, with any other executive officer having the same or similar positions;

(iv) direction that performance of Executive’s responsibilities under this Agreement shall be performed at a location (at the Company’s principal executive offices or otherwise) more than 30 miles distance from the location of the Company’s current executive offices in Pompano Beach, Florida.

(v) any failure by the Company to perform any material obligation under, or its breach of a material provision of, this Agreement that is not cured within the 30-day notice period referred to above; or

(vi) failure of a Successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent as the Company would have had there been no Successor.

6.         TERMINATION FOR  DEATH OR DISABILITY

(a)        Executive’s employment shall terminate immediately upon his death or Disability (as hereinafter defined).  Upon such termination, the Executive, his estate, or his beneficiaries, as the case may be, shall be entitled to receive, and their sole remedies under this Agreement shall be:

(i) subject to Section 6(b), any earned and unpaid Salary accrued through the date of termination, payable in a lump sum not later than 15 days following Executive’s termination of employment;

(ii) subject to Section 6(b), compensation for any unused personal holidays and unused vacation days accrued in the fiscal year in which termination occurs through the date of termination, payable as in clause (i) of this Section 6;

(iii) subject to Section 6(b), the ratable amount of Bonus, if any, to which Executive would otherwise have been entitled in the current fiscal year to the date of termination under this Section, payable at the time specified in Section 3(b);

(iv) any unpaid benefits accrued through the date of termination that may be due the Executive under any employee benefit plans or programs of the Company, payable in accordance with the terms of such plans or programs, together with any documented, unreimbursed business expenses, payable in accordance with Company policies; and

(v) any stock options, grants of Common Stock, restricted share grants or other benefits under any of the Company’s compensation plans that were vested as of 5:00 PM on the date immediately prior to the date of termination, which may be exercised (in the case of options) or delivered (in the case of restricted stock) in accordance with the terms of such plans and any applicable plan agreements with Executive.

(b)        For purposes of this Agreement, the term “Disability” shall mean any disability, illness, or other incapacity that prevents Executive from performing services as contemplated by Section 2, for 120 or more consecutive days or for 180 days in any consecutive 12-month period.  In such event, the Company shall have the right to terminate this Agreement upon 10 days’ prior written notice to Executive. During the period of any such disability, illness, or incapacity, (i) the obligation of the Company to pay Salary to Executive pursuant to Section 3 shall be reduced to the extent of any amount received by Executive pursuant to any disability insurance policy maintained and paid for by the Company, and (ii) no bonus compensation or other employee benefits shall accrue or be earned, or count toward proration.  Termination under this Section shall not prejudice any rights of Executive under disability policies being maintained by the Company for Executive under the terms of this Agreement, if any.

7.         OBLIGATIONS UPON TERMINATION, ETC.

(a)        Upon the termination of employment for any reason hereunder, all provisions of this Agreement shall terminate except for Sections 7, 8, 9 and 10 of this Agreement and the provisions contained in Exhibit I hereto, the terms of which shall survive such termination, and the Company shall have no further obligation to Executive hereunder, except as herein and therein expressly provided.  The Company shall comply with the terms of settlement of all deferred compensation arrangements to which Executive is a party in accordance with his duly executed deferral election forms.

(b)        In the event of a termination of employment by Executive on his own initiative during the Term or any renewal thereof by delivery of written notice of such resignation ten business days in advance, other than due to Disability or termination for Good Reason, Executive shall have the same entitlements as provided in Section 4, Termination by the Company for Cause.  Notwithstanding the foregoing, Executive shall have no right to terminate during the Term except in the event of termination for Good Reason, and any voluntary termination of employment shall be considered a material breach.

(c)        In the event of a termination of employment, payment made and performance by the Company in accordance with the provisions of Section 4, 5, or 6, as the case may be, and this Section 7 shall operate to fully discharge and release the Company and its directors, officers, employees, subsidiaries, affiliates, shareholders, successors, assigns, agents, and representatives (all of the foregoing collectively, the “releasees”) from any further obligation or liability with respect to Executive’s rights under this Agreement.  Other than payment and performance as aforesaid, none of the releasees shall have any further obligation or liability to Executive or any other person under this Agreement arising out of termination of Executive’s employment under this Agreement except as expressly set forth in Exhibit I hereto.  The Company’s payment of any severance or other amounts pursuant to Section 4, 5, 6, or 7 shall be subject to delivery by Executive to the Company of a release in form and substance satisfactory to the Company releasing any and all claims the Executive, his estate, representatives, and assigns may have against the Company and any other releasee arising out of this Agreement, as set forth in Exhibit I hereto.

8.         COVENANTS

Executive agrees that during the Term, any renewal thereof, and for one full year after expiration or termination of the Term or any renewal thereof (except in the case of clause (a), as to which Executive’s covenant shall not be limited in time), he shall not, without the express prior written consent of the Company, directly or indirectly, either individually or as an employee, officer, director, agent, partner, shareholder, consultant, option holder, joint venturer, contractor, nominee, lender of money, guarantor, investor, owner,  or in any other capacity:

(a)        except as required in the course of performing his duties as an Executive hereunder, disclose, copy, divulge, furnish, distribute or make available in any medium whatsoever to any firm, company, corporation, organization, or other entity or person (including but not limited to actual or potential customers or competitors or government officials), or otherwise misappropriate trade secrets, intellectual property, or other confidential or non-public information of or concerning the Company, its Subsidiaries or affiliates or the business of any of the foregoing, including without limitation, customer lists, product designs and product know-how, launch information or plans pertaining to Company or customer products, arrangements for supplying customers, methods of operation and organization, sources of supply and arrangements with vendors, product development, business plans and strategies; provided, however, Executive may make disclosures as and to the extent required by applicable law or compelled upon court or administrative order, provided, further, however, that in the event that Executive is so required or compelled, he shall notify the Company not fewer than ten (10) business days in advance of such disclosure in order to afford it the reasonable opportunity to obtain a protective order or other remedy to limit the scope of such disclosure (it being understood and agreed that, if such disclosure is required by applicable law, Executive shall upon the Company’s request furnish the source and precedents with respect to such requirement).  For purposes of this Section 8, information shall not be deemed confidential if it is within the public domain or becomes publicly known other than through disclosure by Executive in violation of this provision; (ii)

(b)        own (or have any financial interest in, actual, contingent or otherwise), control, manage, operate, participate, engage in, invest in or otherwise have any interest in, or otherwise be connected with, in any manner, any firm, company, corporation, organization, business, enterprise, venture or other entity, association or person that is engaged in the business actually engaged in by the Company during the Term or any renewal thereof, including without limitation the Company Business (as hereinafter defined) ; or

(c) solicit, employ or retain or arrange, encourage, facilitate or assist to have any other firm, company, corporation, organization, business, enterprise, venture or other entity, association or person solicit, employ, retain, or otherwise participate in the employment or retention of, any person who is then, or who has been, within the preceding six (6) months, an employee, consultant, sales representative, technician or engineer of the Company, its subsidiaries or affiliates.

(d)  own (or have any financial interest in, actual, contingent, future, or otherwise), control, manage, operate, participate, engage in, invest in or otherwise have any interest in or through, or otherwise be connected with, in any manner, any firm, company, corporation, organization, associate, business, enterprise, venture or other entity, association or person that does or proposes to do any one or more of the following as it relates to of the Company Business (as hereinafter defined): (a)(i) engage in, do, or solicit business with, or (ii) interfere with or affect the Company’s business opportunities with, any of the customers with whom the Company has done business with during the most recent two calendar years or (b)(i)  engage in, do, or solicit business with, or (ii) interfere with or affect the Company’s business opportunities with,  any of the vendors with whom the Company has done business with during the most recent two calendar years.  The term “Company Business” shall mean the business of designing, manufacturing, procuring the supply or manufacture of, sourcing, selling, re-selling, and/or distributing of carrying or portable cases or cover plates and related carry case accessories supplied to the cellular telephone, portable medical equipment, laptop computer, photography, video or audio industries. Nothing in this Section 8 shall be deemed to prohibit Executive from the acquisition or holding of, solely as a passive stockholder, not more than one percent (1%) of the shares or other securities of a publicly-owned corporation if such securities are traded on a national securities exchange or the NASDAQ Stock Market.

(e) Upon the expiration or termination of this Agreement for any reason, Executive shall promptly deliver to the Company all documents, papers and records in his possession relating to the business or affairs of the Company and that he obtained or received in his capacity as an officer of the Company and any other Company property or equipment in his possession or control.

(f)         In the event Executive shall violate or be in violation of any provision of this Section 8 (which provisions Executive hereby acknowledges are reasonable and equitable), in addition to the Company’s right to exercise any and all remedies, legal and equitable, which it may have under applicable laws, Executive shall not be entitled to any, and hereby waives any and all rights to, each and every, termination payment under this Agreement.

9.         SEPARABILITY

Executive agrees that the provisions of Section 8 hereof constitute independent and separable covenants, for which Executive is receiving consideration, which shall survive the termination of employment, and which shall be enforceable by the Company notwithstanding any rights or remedies the Company may have under any other provision hereof.

10.      SPECIFIC PERFORMANCE

Executive acknowledges that:

(a)        the services to be rendered and covenants to be performed under this Agreement are of a special and unique character and that the Company would be irreparably harmed if such services were lost to it or if Executive breached its obligations and covenants hereunder;

(b)        the Company is relying on the Executive’s performance of the covenants contained herein, including, without limitation, those contained in Section 9 above, as a material inducement for its entering into this Agreement;

(c)        the Company may be damaged if the provisions hereof are not specifically enforced; and

(d)        the award of monetary damages may not adequately protect the Company in the event of a breach hereof by Executive.

By virtue thereof, Executive agrees and consents that if Executive breaches any of the provisions of this Agreement, the Company, in addition to any other rights and remedies available under this Agreement or under applicable laws, shall (without any bond or other security being required and without the necessity of proving monetary damages) be entitled to a temporary and/or permanent injunction to be issued by a court of competent jurisdiction restraining Executive from committing or continuing any violation of this Agreement, or any other appropriate decree of specific performance.  Such remedies shall not be exclusive and shall be in addition to any other remedy that the Company may have.

11.       MISCELLANEOUS

(a)        Entire Agreement; Amendment.  This Agreement constitutes the entire employment agreement between the parties and may not be modified, amended or terminated (other than pursuant to the terms hereof) except by a written instrument executed by the parties hereto.  All other agreements, written or oral, between the parties pertaining to the employment or remuneration of Executive not specifically contemplated hereby or incorporated or merged herein are hereby terminated and shall be of no further force or effect.

(b)        Assignment; Successors.  This Agreement is not assignable by Executive without the prior written consent of the Company and any purported assignment by Executive of Executive’s rights and/or obligations under this Agreement shall be null and void.  Except as provided below, this Agreement may be assigned by the Company at any time, upon delivery of written notice to Executive, to any successor to the business of the Company, or to any Subsidiary or affiliate of the Company.  In the event that another corporation or other business entity becomes a Successor of the Company, then this Agreement may not be assigned to such Successor unless the Successor shall, by an agreement in form and substance reasonably satisfactory to the Executive, expressly assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if there had been no Successor. The term “Successor” as used herein shall mean any corporation or other business entity that succeeds to substantially all of the assets or conducts the business of the Company, whether directly or indirectly, by purchase, merger, consolidation or otherwise. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns.

(c)        Waivers, etc.  No waiver of any breach or default hereunder shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.  The failure of any party to insist upon strict adherence to any term of this Agreement on any occasion shall not operate or be construed as a waiver of the right to insist upon strict adherence to that term or any other term of this Agreement on that or any other occasion.

(d)        Provisions Overly Broad.  In the event that any term or provision of this Agreement shall be deemed by a court of competent jurisdiction to be overly broad in scope, duration or area of applicability, the court considering the same shall have the power and hereby is authorized and directed to modify such term or provision to limit such scope, duration or area, or all of them, so that such term or provision is no longer overly broad and to enforce the same as so limited.  Subject to the foregoing sentence, in the event that any provision of this Agreement shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall attach only to such provision and shall not affect or render invalid or unenforceable any other provision of this Agreement.

(e)        Notices.  Any notice permitted or required hereunder shall be in writing and shall be deemed to have been given on the date of delivery or, if mailed by certified mail, postage prepaid, return receipt requested, documented overnight courier, or by facsimile transmission, on the date mailed or transmitted.

(i)         If to Executive to:

James O. McKenna at his address

set forth in the preamble to this Agreement

(ii)        If to the Company to:

the address set forth in the

preamble to this Agreement

Attention: Chairman of the Compensation Committee

with a copy to:

Steven Malsin, Esq.

237 Upper Shad Road

Pound Ridge, NY 10576

Telecopy:  (914) 764-1940

(f)         Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of New York governing contracts made and to be performed in New York without regard to conflict of law principles thereof.

(g)        Survival.  All obligations of the Company to Executive and Executive to the Company shall terminate upon the termination of this Agreement, except as expressly provided herein.  The provisions of Sections 7, 8, 9, and 10 shall survive termination of this Agreement.

(h)        Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, and each party may become a party hereto by executing a counterpart hereof.  This Agreement and any counterpart so executed shall be deemed to be one and the same instrument.  It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

(i)         Approval.  This Agreement is subject to prior review and approval of the Compensation Committee of the Company’s Board of Directors.

(j)         Headings.  The headings in this Agreement are for convenience of reference only

IN WITNESS WHEREOF, the parties have executed this Agreement as of the __th day of August 2010, intending it to be effective on and as of the Effective Date.

JAMES O. McKENNA	FORWARD INDUSTRIES, INC.
By:
Fred Hamilton Director, duly authorized by the Board

EXHIBIT I

1.  Release.  This Release of Claims (the “Release”) is entered into by you as a condition precedent to receiving the severance and severance related benefits provided in the Employment Agreement to which this Exhibit I relates (this “Agreement” or the “Employment Agreement”).  In exchange for the receipt of the severance and severance related benefits, you for yourself, your heirs and assigns and anyone else acting on your behalf, hereby voluntarily, knowingly and irrevocably and forever discharge the Company, each of its subsidiaries, and their respective successors, as well as their respective present, former, and future officers, directors, shareholders, employees, and agents, in both their individual and representative capacities, and each of their heirs and assigns (the “Releasees”) from all actions, claims, demands, causes of actions, obligations, damages, liabilities, expenses and controversies  of any nature whatsoever, whether known or not now known or suspected, which you had, have or may have against the Releasees from the beginning of time up to and including the date you sign this Release (the “Waived Claims”). The Waived Claims that you forever and irrevocably give up and release when the Release becomes Effective  include, but are not limited to, all claims related to (i)  your employment at each of the Company and its subsidiaries or the termination of your employment, (ii)  statements, acts or omissions by the Releasees, (iii)  any express or implied agreement between you and the Releasees, (iv)  wrongful discharge, defamation, slander, breach of express or implied contract, negligent and/or intentional misrepresentation or infliction of emotional distress, breach of an implied covenant of good faith and fair dealing, claims of intentional or negligent interference  with economic, employment, or contractual rights or promissory estoppel, (v)  any federal, state, or local law or regulation prohibiting discrimination in employment or otherwise regulating employment, including but not limited to, the Age Discrimination in Employment Act of 1967, as amended (ADEA), the Older Worker Benefit Protections Act,  the Equal Pay Act of 1963, Title VII of the Civil Rights Acts of 1964, as amended,  the Civil Rights Act of 1991, the Family Medical Leave Act of 1993 (FMLA), the Americans with Disabilities Act of 1990 (ADA), the Worker Adjustment and Retraining Notification Act, the Fair Labor Standards Act of 1938, as amended, the Employee Retirement Income Security Act of 1974 (ERISA), as amended, 42 U.S.C. Sections 1981 through 1988, the Consolidated Omnibus Reconciliation Act of 1986 (COBRA) the New York State Human Rights Law and the New York City Human Rights Act, (vi) any claim for wages, commissions, bonuses, incentive compensation, vacation pay, employee benefits (except as set forth in paragraph 2 of this Exhibit1 and paragraphs 5 or 6, as the case may be, and paragraph 7 of the Employment Agreement), expenses or allowances of any kind, or any other payment or compensation, according to the terms of each of those plans. You are not waiving any claims with respect to your rights to enforce this Agreement. You are not waiving or releasing any rights or claims that may arise after the date that you sign this Release.  The date that you sign this Release shall be the date on or about you are entitled to receive the severance and other payments and other consideration as provided in the Employment Agreement and is referred to herein as the “Effective Date”.

2.  Termination and Severance Benefits. The Release does not affect your vested rights and eligibility for benefits under the Company 401(k) Plan, or any other employee benefit plan covered by ERISA (other than a severance plan). Eligibility for benefits under these plans is determined by the applicable plan documents.  The Release does not affect your right to reimbursement of expenses incurred but not reimbursed prior to the date you sign the Release, subject to the Company’s expense reimbursement policies.  In addition, this Release does not affect your right to post-retirement medical coverage as applicable.  In particular, this Agreement and the Release shall not affect your right to the payment provided in Section 4, 5 or 6 of the Agreement, as the case may be, and Section 7 thereof, or the Executive Release as set forth below.

3.  Release.  This Executive Release of Claims (the “Executive Release”) is entered into by the Company in consideration of Executive entering into and performing the Agreement including the terms of this Exhibit I.  In exchange for Executive’s performance of the terms of the Agreement, including without limitation the terms of this Exhibit I to be performed by him, and grant of the Release, Forward, for itself, its subsidiaries, and their respective successors and assigns, the accuracy of the representations set forth in paragraph 5 of this Exhibit I, hereby voluntarily, knowingly and irrevocably and forever discharges Executive from all actions, claims, demands, causes of actions, obligations, damages, liabilities, expenses and controversies of any nature whatsoever, whether known or not now known or suspected, which it had, have or may have against the Executive in his capacity as executive officer from the beginning of time up to and including the Effective Date of this Agreement (the “Executive Waived Claims”). The Executive Waived Claims that the Company and its subsidiaries forever and irrevocably give up and release when the Executive Release becomes Effective  include, but are not limited to, all claims related to (i)  Executive’s employment at each of the Company and its subsidiaries or the termination of said employment, (ii)  statements, acts or omissions by Executive, (iii)  any express or implied agreement between the Company and its subsidiaries and you, other than agreements that by their terms survive the Employment Agreement, and (iv) defamation, slander, breach of express or implied contract, negligent and/or intentional misrepresentation or infliction of emotional distress, breach of an implied covenant of good faith and fair dealing. By entering into this Agreement or granting this Executive Release neither Forward nor any subsidiary hereby waives any claim with respect to its rights to enforce this Agreement. Neither the Company nor any subsidiary waives or releases any rights or claims that may arise after the date that it executes this Release.

4.  No suit. You represent and warrant that as of the Effective Date, you nor anyone acting on your behalf has made or filed, commenced, maintained, prosecuted or participated in any action, suit, charge, grievance, complaint or proceeding of any kind against the Company, any subsidiary thereof, and/or Releasees in any federal, state or local court, agency or investigative body.  You acknowledge that based on the foregoing, you hereby waive all relief available to you, including, without limitation, monetary damages, attorney’s fees and costs, equitable relief and reinstatement, under any claims released pursuant to paragraph 1 above.

5.  Representations. You acknowledge and agree that:

(a) You have read and fully understand the legal effect and binding nature of the promises and obligations contained in this Exhibit to the Agreement;

(b) You are executing this Exhibit to Agreement freely and voluntarily;

(c) You have been advised to consult with legal counsel, at your own expense, before signing this Exhibit to the Agreement;

(d) You are receiving benefits as a condition to signing this Exhibit to Agreement and it becoming Effective that you would not otherwise be entitled to receive but for this Exhibit to Agreement becoming Effective;

(e) You have not, during the term of your employment under the Employment Agreement or thereafter performed any act, or directed any other person or entity to perform any act on your or their behalf, the intended or proximate result of which would constitute a violation of the covenants to be performed by you referred to or set forth in Section 8 of this Agreement, nor are there any agreements, arrangements, or understandings, written or oral, that would, if performed or acted upon, constitute such a violation.

(f) There are no promises or representations that have been made to you to sign this Agreement except those that are included in this Agreement;

(g) You will have had a period of five (5) days from the date of receipt of the terms of this Exhibit I to consider them. After you sign this Exhibit by sending a written notice of revocation via overnight mail or hand delivery to:

President

c/o Forward Industries, Inc.

1801 Green Road, Suite E,

Pompano Beach, FL 33064

6.  Covenants Under Employment Agreement.  You further acknowledge and agree that the Confidentiality, Non-Compete, Non-Solicitation, Separability, and Specific Performance provisions in Section 8, 9, and 10, of the Employment Agreement are hereby reaffirmed and shall survive the termination of your employment for whatever reason, and continue as set forth in the Employment Agreement.

7.  Non-Disparagement.  You agree that you will not make disparaging remarks about Forward, any of its subsidiaries, or their officers, or directors in their individual and representative capacities, or the Company Business. Forward and its subsidiaries will not, and they shall cause their respective officers and directors not to, make disparaging remarks about you.  None of the parties to this Agreement will issue or cooperate with issuance of any article, memorandum, release, interview, publicity, or statement, whether oral or written of any kind, to the public, the press or the media, which in any way concerns in a disaparaging, offensive, or prejudicial manner the other party, including any accusation of impropriety or unlawful conduct made directly or by authorizing others to make such accusations. “Disparaging remarks” when used in this Agreement shall mean the publication of matter that is untrue or adversely affects the subject’s reputation, image or good will, or is designed to induce others not to do business with you, Forward, or any of its subsidiaries, as the case may be. This subparagraph will not be construed to prevent you from complying with any lawfully served and binding subpoena, provided however, that you forward a copy of said subpoena(s) to the Company within seventy-two (72) hours of receipt of the same, unless expressly prohibited by law from doing so.

8.  Equitable Relief.  You agree that the violation of the obligations in paragraphs 6 and 7 of this Exhibit I would be a material breach of this Agreement, and the Company shall have no adequate remedy at law and will be able to enforce these obligations by seeking an injunction, including without limitation an ex parte preliminary and/or temporary restraining order, and such other relief as may be deemed just and proper, including monetary damages.

9.  Cooperation.  You agree that you will cooperate with Forward, its subsidiaries, and each of their respective attorneys or other legal representatives (“Company attorneys”) in connection with any claim, litigation, or judicial or arbitral proceeding which is now pending or may hereinafter be brought against Forward or any of its subsidiaries by any third party. Your duty of cooperation shall include, but not be limited to (i) meeting with  Company attorneys by telephone or in person, at mutually convenient times and places,  in order to state truthfully your knowledge of matters at issue and recollection of events; (ii) appearance by you (that does not conflict with the needs or requirements of your then current employer or occupation) as a witness at depositions or trials, without necessity of a subpoena, in order to state truthfully your knowledge of matters at issues; and (iii) signing, upon the request of Company attorneys, declaration or affidavits that truthfully state matters of which you have knowledge.  The Company shall promptly reimburse you for your actual and reasonable travel or other expenses that you may incur in complying with your obligations pursuant to this paragraph.

10.  Law Governing.  The terms of this Exhibit I shall be deemed to have been made within the State of New York, and shall be interpreted and construed and enforced in accordance with the law of the State of New York and before the courts of the State of New York.  This Agreement is not an admission of any liability or wrongdoing by you, the Company and/or any Releasee.

11.  Return of Property.  You acknowledge that by executing this Agreement that you have returned to the Company all property and all copies of Confidential Information belonging or pertaining to, or arising out of your employment by, the Company or any of its subsidiaries in your custody or possession.

12.  No Reinstatement.  By  entering into this Agreement, you acknowledge that you (i)  waive any claim to reinstatement and/or future employment with the Company and (ii)  are not and shall not be entitled to any payments, benefits or other obligations from the Company or any subsidiary thereof whatsoever (except as expressly set forth herein).

Your signature below acknowledges that you knowingly and voluntarily agree to all of the terms and conditions contained in this Exhibit I and the Agreement.

EXECUTIVE	FORWARD INDUSTRIES, INC.

By:
James O. McKenna	Fred Hamilton
By direction of the Board of Directors

EXHIBIT E

PRESS RELEASE

Media Contact:	Stefan Prelog
Walek & Associates
212-590-0523
sprelog@walek.com

FOR IMMEDIATE RELEASE

FORWARD INDUSTRIES NAMES NEW CHAIRMAN, CEO

•   Excited About Future Opportunities for Company

•   Outgoing CEO Praises New Management Team and Corporate Plan

New York, August 10, 2010 – Forward Industries, Inc. (NASDAQ: FORD) (“the Company” or “Forward”) and LaGrange Capital Partners announced today that LaGrange founder and general partner Frank LaGrange “Grange” Johnson will assume the role of Chairman of the Board of Forward Industries, a technology solutions provider that designs, markets and distributes carrying cases and accessories for the handheld consumer electronics and medical device industries.  Additionally, Brett M. Johnson will take over as CEO.

Doug Sabra made the announcement that he is immediately stepping down as Acting Chairman and CEO.  In addition, Owen King and Stephen Key are joining the Board of Directors, replacing Bruce Galloway and Michael Schiffman.  Mr. Schiffman has agreed to serve as an ongoing advisor to the Company.

The company has also repealed all corporate actions taken on June 9th, 2010, including the adoption of the Shareholder Protection Rights Agreement and certain amendments to the Company’s Bylaws.

LaGrange, the largest shareholder of Forward with 26.40% of the shares outstanding, is pleased with the positive changes and believes the new management team can create shareholder value.

Grange Johnson wished Sabra and the outgoing board members well and thanked them for their years of dedicated service.  “We are excited about the opportunity ahead of us and we appreciate the support of the Company going forward,” said Johnson.

 “With this new leadership team, we are excited to grow Forward’s existing original equipment manufacturer business and to expand with new product channels and geographies,” said Brett M. Johnson.  “We believe that these represent significant and exciting opportunities for the Company. Over the course of the next few years, we are looking to transform Forward into a leader in the technology accessories category.”

In a letter to the Company, Sabra noted that “Brett M. Johnson brings an exceptional amount of industry experience and is the best possible person to execute the strategy recently adopted by the board.”

“You will have a terrific management team in place to lead the way and, with your support, the plan is a guaranteed winner,” Sabra added in the letter.

Brett M. Johnson is the founder of Benevolent Capital Partners (“BCP”), a diversified investment company whose investments include Yak Pak and Terracycle.  Prior to founding BCP, Mr. Johnson was the President of Targus Group International, a global supplier of notebook carrying cases and accessories, from 2001 to 2004, during which time he led a comprehensive restructuring of the business and grew EBITDA from a loss of $2m in 2000 to a profit of $42m in 2004.  Prior to that he was managing director of Targus, EMEA and APAC regions where he increased sales from $25m to $125m and opened 18 international offices.  Under Johnson’s leadership, Targus was a two-time winner of the Queen's Award for Enterprise and a six-time winner of Gartner Group's Best Vendor Award at RetailVision and VarVision.

Stephen Key heads up Key Consulting, a financial consulting firm, and serves on the board of directors for a number of companies and organizations.  He was previously Executive Vice President and Chief Financial Officer of Textron and ConAgra, Inc. Key also worked for Ernst and Young for 24 years and was managing partner of their New York office.

Owen King is the founder and CEO of Stonehurst Management, an SEC-registered investment adviser founded in 2002.  Prior to Stonehurst, King managed the global asset allocation program and served on the investment committee of one of the largest independent RIAs in the U.S.  Previously, King was Senior Vice President of P.G. Corbin & Company where he advised many of the largest municipalities in the U.S. on their financing programs.  He also worked as an investment banker for Prudential Securities.

About LaGrange Capital Partners

Founded by Frank LaGrange “Grange” Johnson in 2000, the firm manages LaGrange Capital Partners, an event driven/special situations fund focused on areas with a high return potential, and LaGrange Special Situations Yield Fund, a special situations fund focused on yield and value-oriented investments. LaGrange Capital Partners is based in New York.

About Forward Industries

Forward Industries, Inc. designs and distributes custom carrying case solutions for hand held electronic devices. Forward’s products can be viewed online at www.fwdinnovations.com and www.forwardindustries.com.

Note Regarding Forward-Looking Statements

In addition to the historical information contained herein, this news release contains forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are subject to risks and uncertainties. Actual results may differ substantially from those expressed or implied in such forward looking statements due to a number of factors. Such risk factors include but are not limited to those discussed in Item 2, Part I, “Management's Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q filed on August 10, 2010 with the SEC, as well as in “Risk Factors” included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2009, which factors are incorporated herein by reference.

Such risk factors include, among others: the loss of any key customer or material sales in our Diabetic Products line, where customer and sales concentration are high; a significant change in the Company’s relationship with one or more key customers (including changes affecting their businesses); the loss of a key sales personnel who has significant influence on our relationships with some of our largest customers; whether important customers reduce or discontinue inclusion of carry solutions “in box” with their electronic products; the concentration of our accounts receivable in a small number of customers and our ability to collect payment; the adverse impact of customer pricing pressures on gross margins ; fluctuations in foreign currency exchange rates that could result in increased costs or reduced revenues; levels of demand and pricing generally for electronic devices sold by our customers for which we supply carry solutions; the development of quality control, delivery, or pricing issues involving our Asian suppliers; uncertainties in the financial and credit markets; changes in, governmental regulations; variability in order flow from our OEM customers; the impact on our business of an acquisition or the failure to make an acquisition; and losses on our uninsured cash balances at commercial banks where a failure occurs.